Exhibit 99.1

The Necessity Retail REIT. (NASDAQ:RTL) Year End & Q4 2022 Earnings Conference Call

Executives

Michael Weil - President & CEO

Jason Doyle - CFO

Curtis Parker - Senior Vice President

Operator

Good morning and welcome to the Necessity Retail REIT Fourth Quarter and Year-End 2022 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis Parker

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of RTL's website at www.necessityretailreit.com. Joining me today on the call to discuss the results are Michael Weil, President and Chief Executive Officer and Jason Doyle, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences. The annual report on Form 10-K for the year ended December 31, 2022 will be filed subsequent to today's call.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, RTL disclaims any intent or obligation to update or revise these forward-looking statements except as required to do so by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial and operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Mike Weil. Mike?

Mike Weil

Thanks, Curtis. Good morning and thank you all for joining us today.

We had a great year at RTL in 2022. We were extremely active, completing accretive acquisitions and strategic dispositions while successfully signing new and renewal leases with tenants. Our strong execution drove occupancy higher in both segments of our portfolio and for RTL as a whole. The positive effect that these efforts are starting to have is evident in the excellent results I am pleased to share with you today. As we begin 2023, RTL's portfolio is stronger than ever, we are committed to fortifying our balance sheet, and we are well positioned to continue creating value for our shareholders.

During the year, we acquired the $1.3 billion portfolio of open-air power centers and grocery-anchored shopping centers at an attractive cap rate, reduced our portfolio exposure to office assets to less than 1%, and were extremely successful at leasing up available space and renewing leases with existing tenants across our portfolio. The growing team that supports our portfolio contributed to strong year-over-year leasing results as occupancy in the single-tenant segment increased by 3.0% to a total of 99.3%, occupancy in our multi-tenant portfolio increased by 2.2% to a total of 89.8%, and total occupancy increased by 0.5% to 93.7% from 93.2%. This growth is reflected in a 19% increase in full-year 2022 AFFO, to $140.0 million, compared to 2021 and importantly translated to fourth quarter AFFO per share growth of 23% to $0.27 when compared to the same quarter of 2021. As we previously communicated, we completed over $400.0 million of dispositions during 2022, sharpening our focus on retail properties, lowering our net debt by $51.9 million and reducing our Net Debt to Adjusted EBITDA ratio by 0.6x to 9.1x from 9.7x at the end of the third quarter, as we successfully did in 2021, prior to the large 2022 acquisitions.

Executed leases in our multi-tenant portfolio totaled nearly 660,000 square feet for the fourth quarter. This includes over 114,000 square feet through 13 new leases with $1.5 million of annualized straight-line rent, combined with over 545,000 square feet on 41 lease renewals representing over $6.5 million in annualized straight-line rent. As of the quarter end, the lease renewals had a positive spread of 4.7% between the previous rent and the rent payable under the terms of the renewal. Our leasing pipeline as of January 31st, 2023, including leases executed after the end of the fourth quarter, consisted of over 450,000 square feet and nearly $7.4 million in annualized straight-line rent. During the full year 2022, in our multi-tenant portfolio we signed new and renewed leases for over 2.6 million square feet. This consists of 83 new leases, totaling over 880,000 square feet and $8.1 million in annualized straight-line rent, and 138 lease renewals totaling over 1.7 million square feet and $23.0 million in annualized straight-line rent. The renewals had a positive lease spread of 6.4%.

With our executed leases as of quarter end plus leasing pipeline, occupancy in our multi-tenant segment would rise to 92.4%. As executed leases commence and assuming all of the signed letters of intent lead to definitive leases, our multi-tenant occupancy would be at the highest level it has ever been.

At year end, our $5.1 billion portfolio was comprised of 1,044 properties, with portfolio occupancy of 93.7%, executed occupancy of 95.4%, and a weighted-average remaining lease term of 7.2 years, up from 7.0 years at the end of the third quarter. Annualized straight line rent increased 33% year-over-year to $383.6 million and our portfolio grew 40% to 27.9 million square feet. As of the quarter end, the tenants of our single-tenant assets are 53.8% actual or implied investment-grade rated, and 37.2% of anchor tenants in our multi-tenant portfolio are actual or implied investment-grade rated. Based on straight-line rent, 64.7% of leases across the portfolio include contractual rent increases which increase the cash that is due under these leases over time by approximately 1% per year on average. We own properties in 47 states and the District of Columbia and our tenants operate across 40 different industries, with no single state or single industry representing more than 10% of our portfolio and no tenant representing more than 4% of our portfolio based on straight-line rent. I'm pleased to report that we do not own any Kroger or Albertson's branded stores. These two companies, as part of their proposed merger, recently announced that between 250 and 300 of their stores face an uncertain fate in response to antitrust concerns. The necessity-based nature and high percentage of actual or implied investment grade tenants in our portfolio provide dependable long-term cash flows, and we believe there remains potential for continued rental growth through leasing up available space.

At year end, our long-term debt had a weighted-average maturity of 4.1 years and was 83.6% fixed rate after we proactively locked in rates during the historically low interest rate environment we experienced last year, which minimizes risk from significant exposure to today's rising interest rate environment. We have demonstrated an ability to successfully de-lever in the past and expect that we'll do the same again now that the open-air shopping center acquisition is complete. We recorded progress on our deleveraging initiative in the fourth quarter, reducing Net Debt to Adjusted EBITDA ratio by 0.6x to 9.1x from 9.7x quarter-over-quarter through the strategic sale of properties and continued leasing efforts at multiple recently acquired assets that have upside potential. As we mentioned, last year we sold over $400.0 million of assets and, in 2023, we have a disposition pipeline to sell approximately $70 million of properties. All or a portion of the proceeds from these dispositions is expected to be used to repay debt and lower our net debt to EBITDA ratio.

Moving forward, we remain focused on the balance sheet, including our 2023 and 2024 maturities. We are considering a combination of refinancing and the strategic sales of select assets. The majority of the 2023 maturities relates to one specific, highly desirable property in Northern California. It remains our intention to sell the property, but will do so at the right time and at the proper price. In the meantime, we are focused on leasing up the available space at this property to maximize its value. As we have demonstrated in the past, we have an ability to be disciplined when we add properties and the same holds true when we sell properties.

We believe that the significant momentum we built throughout last year in acquisitions, dispositions, and leasing activity has laid the foundation for continued growth at RTL. We had an outstanding year by any measure, and we look forward to continuing to be Where America Shops.

I'll turn it over to Jason Doyle to take us through the numbers in greater detail. Jason?

Jason Doyle

Thanks Mike. For the year ended December 31, 2022, we reported total revenue of $446.4 million, a 33% increase compared to $335.2 million in the prior year. Fourth quarter revenue was $118.4 million, a 44% increase from $82.5 million in the fourth quarter of 2021. The company's 2022 GAAP net loss was $105.9 million versus a net loss of $63.4 million in 2021 and full year 2022 NOI was $344.9 million, a 23% increase over the $279.7 million we recorded for 2021. Full year FFO was $125.6 million or $0.95 per share, compared to $95.3 million and $0.83 per share in 2021. For the fourth quarter of 2022, our FFO was $30.5 million, compared to $17.4 million for the fourth quarter 2021. Full year AFFO was $140.0 million or $1.06 per share compared to $118.0 million and $1.02 per share in 2021, increases of 19% and 4% respectively. Fourth quarter AFFO grew 32.6% to $35.6 million, or 22.7% to $0.27 per share, compared to $26.8 million or $0.22 per share in the fourth quarter 2021. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release.

We ended the fourth quarter with net debt of $2.7 billion at a weighted-average interest rate of 4.4%. The components of our net debt include $458.0 million drawn on our credit facility, $1.8 billion of outstanding mortgage debt, $500 million of senior notes and cash and cash equivalents of $70.8 million. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $118.7 million on December 31, 2022.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Jason.

We had a very successful year in 2022 in every aspect of our business. Our team has been simultaneously executing on our strategy across acquisitions, dispositions and asset management all year long. The product of their work can be seen in our 2022 results and we have positioned RTL to continue to see the benefits for years to come. The transactions we completed enhanced our portfolio, and our leasing pipeline is expected to increase our multi-tenant occupancy to 92.4% and add $7.4 million of straight-line rent. We plan to further reduce leverage with a forward disposition pipeline of over $70 million and expect to continue to strategically sell assets where appropriate, a discipline we have demonstrated in the past. We had a great year in 2022, which ended with an especially strong fourth quarter, and look forward to continuing to build our Company into the leading owner of necessity retail across the country as we move through 2023 and beyond.

Operator, let's open the line for questions, please.

Question-and-Answer Session